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Exhibit 99.4

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

WEST COAST BANCORP

Up to 5,000,000 Shares of Common Stock To Be Issued Upon the Exercise of Subscription Rights

                        , 2010

To Security Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        This letter is being distributed to securities dealers, commercial banks, trust companies, and other nominees in connection with the rights offering (the "Rights Offering") by West Coast Bancorp (the "Company") of shares of its common stock ("Common Stock"), which will be issued upon the exercise of non-transferable subscription rights (the "Subscription Rights"), which are being distributed to all holders of record (the "Recordholders") of Common Stock as of 5:00 p.m., Portland, Oregon time, on January 19, 2010 (the "Record Date"). The Subscription Rights and the Rights Offering are described in the prospectus dated [    •    ], 2010, which is enclosed with this letter (the "Prospectus").

        In the Rights Offering, the Company is offering up to an aggregate of 5,000,000 shares of Common Stock to be issued upon the exercise of the Subscription Rights, which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., Portland, Oregon time, on [    •    ], 2010, unless the Company elects in its sole discretion to extend the period of the Rights Offering beyond this date (as such date may be extended, the "Expiration Date").

        As described in the Prospectus, each Recordholder will receive 0.31787 Subscription Rights for each share of Common Stock owned on the Record Date. Subscription rights may only be exercised in whole numbers; the Company will not issue fractional rights and will round all of the subscription rights down to the nearest whole number. Each whole Subscription Right will allow the holder thereof to subscribe to purchase a share of Common Stock (the "Basic Subscription Privilege") at a subscription price of $2.00 per share. For example, if a Recordholder owned 1,000 shares of Common Stock on the Record Date, the Recordholder would receive 317 Subscription Rights (rounded down from 317.87) and would have the right to purchase 317 shares of Common Stock for $2.00 per share pursuant to your Basic Subscription Privilege.

        In addition, if the holder of Subscription Rights exercises the holder's Basic Subscription Privilege in full, then the holder will be eligible to subscribe to purchase additional shares of Common Stock, subject to the conditions and limitations described further in the Prospectus (the "Over-Subscription Privilege"). The Company offers no assurances that any subscription requests that any holder of Subscription Rights may submit pursuant to the Over-Subscription Privilege will be fulfilled in whole or in part.

        Each holders of Subscription Rights will be required to submit payment in full for all of the shares of Common Stock that the holder wishes to buy under the holder's Basic Subscription Privilege and pursuant to the Over-Subscription Privilege to Wells Fargo Bank, N.A. (the "Subscription Agent"), by no later than 5:00 p.m., Portland, Oregon time, on the Expiration Date. Any fractional shares of Common Stock resulting from the exercise of a holder's Subscription Rights, including under the Basic Subscription Privilege and the Over-Subscription Privilege, will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments that any holder may pay to the Subscription Agent in the Rights Offering will be returned, without interest or penalty, to the holder by the Subscription Agent as soon as practicable following the completion of the Rights Offering.

        The Subscription Rights are evidenced by subscription rights certificates (each, a "Subscription Rights Certificate") registered in the Recordholder's name. Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the Recordholder to any other party.

        We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company, or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

        If you exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights you will be required to certify to the Company, the Subscription Agent, and the Information Agent (as defined below), with respect to each beneficial owner of Subscription Rights on whose behalf you are acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of shares of Common Stock subscribed for pursuant to the Basic Subscription Privilege and, in connection with any subscription request pursuant to the Over-Subscription Privilege, the number of shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege.

        All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and Morrow & Co., LLC (the "Information Agent"), incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Subscription Agent, or the Information Agent.

        Enclosed are copies of the following documents:

  •
  Prospectus;

  •
  Subscription Rights Certificate;

  •
  Instructions For Use of West Coast Bancorp Subscription Rights Certificates (including an accompanying Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by West Coast Bancorp);

  •
  A form of letter that you may send to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee (including an accompanying Beneficial Owner Election Form);

  •
  Nominee Holder Certification, which must be completed and submitted by you if you exercise the Subscription Rights, including the exercise of the Basic Subscription Privilege and any subscription request pursuant to the Over-Subscription Privilege, on behalf of any beneficial owners of Subscription Rights; and

  •
  A return envelope addressed to the Subscription Agent.

        Your prompt action is requested. To exercise the Subscription Rights, you must deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the guaranteed delivery procedures), together with payment in full of the total subscription amount that is required for all of the shares subscribed for under the Basic Subscription Privilege and any additional shares subscribed for pursuant to the Over-Subscription Privilege, to the Subscription Agent as described further in the Prospectus. The properly completed and signed Subscription Rights Certificate or Notice of Guaranteed Delivery, in either case accompanied by full payment of the total subscription amount, must be received by the Subscription Agent by no later than 5:00 p.m., Portland, Oregon time, on the Expiration Date. Failure to return the properly completed Subscription Rights Certificate with the correct payment will result in your not being able to exercise the Subscription Rights held in your name on behalf of yourself or other beneficial owners. A Subscription Rights holder cannot revoke the exercise of Subscription Rights. Subscription Rights not exercised before 5:00 p.m., Portland, Oregon time, on the Expiration Date will expire.

        Additional copies of the enclosed materials may be obtained from the Information Agent. Banks and brokers should call (800) 662-5200 and shareholders should call (800) 607-0088.

                      Very truly yours,

                      WEST COAST BANCORP

        NOTHING CONTAINED IN THE PROSPECTUS OR IN ANY OF THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF WEST COAST BANCORP, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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  Exhibit 99.4
FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS WEST COAST BANCORP